UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2018

Bigfoot Project Investments Inc.

(Exact name of Company as specified in its charter)

Nevada	333-209509	45-3942184
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

Bigfoot Project Investments, Inc.

570 El Camino Real NR-150

Redwood City, CA 94063

(Address of principal executive offices)

(415) 518-8494

(Company’s Telephone Number)

With a copy to the Company’s legal counsel:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ].[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] []	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Bigfoot Project Investments Inc.

Form 8-K

Current Report

Item 1.01 Entry into a Material Definitive Agreement.

On August 1st, 2018, Bigfoot Project Investments entered into negotiations with EMA Financial for final settlement of the outstanding convertible note. EMA Financial has responded to the negotiations and agreed to cease all conversions while the companies are seeking resolution. Both companies are agreeable to a settlement that will reduce the penalties that have been assessed. The specific settlement amount has not been finalized but the final amount should be no more than $30,000. Both companies have agreed that final settlement resulting in conversions will include a reasonable leak-out clause.

On August 6, 2018, Bigfoot Project Investments (the “Company”), entered into a Securities Purchase Agreement (the Securities Purchase Agreement”) with Power Up Lending (the “Investor”), pursuant to which the Company sold to the Investor convertible promissory note in the principal amount of $53,000 (the “Note”), for an aggregate purchase price of $50,000. The Note Matures on April 30, 2019, bears interest rate of 12% per year payable on maturity date in cash or shares of common stock at the Company’s option (subject to certain conditions), and is convertible into shares of the Company’s common stock at the conversion price equal to the lower of (i) the closing sale price of the common stock on the principal market on the trading day immediately preceding the closing date, and (ii) 58% of either the lowest sale price for the common stock during the 20 consecutive trading days including and immediately preceding the conversion date.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

The forgoing descriptions of the Securities Purchase Agreement and the Note are qualified in their entirety by reference to the full text of the Securities Purchase Agreement and Note.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bigfoot Project Investments, Inc.

Date: August 7, 2018	By:	/s/ Tom Biscardi
Tom Biscardi
CEO